Exhibit 99.1

Pennsylvania American Water Files Rate Request
Driven by $1 Billion in Investment

Request driven by company’s commitment to providing safe,
reliable and affordable water and wastewater service

Mechanicsburg, Pa. (Nov. 8, 2023) – Pennsylvania American Water filed a rate adjustment request today with the Pennsylvania Public Utility Commission reflecting $1 billion in water and wastewater system investments to be made through mid-2025 to continue providing safe and reliable service. The request reinforces the company’s commitment to investing in its water and wastewater systems to replace aging infrastructure, provide reliable service, enhance water quality, comply with environmental regulations, and increase fire protection for customers.

“There is tremendous need for significant and costly improvements to the Commonwealth’s water and wastewater infrastructure, and Pennsylvania American Water is playing a key role by making necessary investments and replacing century-old pipes, pumps, and treatment facilities,” said Pennsylvania American Water President Justin Ladner. “We do this judiciously and with customer affordability in mind, which is why we’re also proposing to make more customers eligible for our bill assistance programs and mitigate increases for wastewater service.”

If the company’s proposed rates are approved as requested, the monthly water bill for the average residential customer would increase by approximately $17 per month, the average monthly residential wastewater bill for sanitary sewer service would decrease by approximately $5 per month, and the average monthly residential wastewater bill for combined sewer service would increase by approximately $4 per month. Any new rates would not take effect until August 2024 except for certain recently acquired systems, where the rate increases are proposed to take effect at later dates.

As part of its commitment to affordability, the company is proposing to expand its income-based monthly bill discount program to include customers between 150 percent and 200 percent of the Federal Poverty Level (FPL), resulting in an estimated 55,000 additional customers being eligible to receive discounted service. The company’s current assistance program offers three tiers of discounts of 30-80 percent off monthly water and wastewater bills for customers with incomes up to 150 percent of the FPL. A detailed affordability analysis of the company’s water and wastewater services as a comparison of monthly bills to monthly household income demonstrates that customer bills currently are and will remain affordable under the company’s proposed rates for the majority of customers.

The PUC’s rate review process offers multiple opportunities for customer involvement. Customers can participate through written comments, attendance at public input hearings, and consumer advocacy organizations that participate in the proceedings. For more information on the company’s rate proposal and to find out what actions customers may take, call customer service at 1-800-565-7292 or visit pennsylvaniaamwater.com and select “Your Water and Wastewater Rates” under the Customer Service & Billing menu.

About American Water American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X (formally Twitter) and Instagram.

About Pennsylvania American Water
Pennsylvania American Water, a subsidiary of American Water is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 2.3 million people.

Media Contact:
Laura Martin
Sr. Director, Government & External Affairs
C: 304-932-7158
E: laura.martin@amwater.com

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